UNDERWRITING AND DISTRIBUTION AGREEMENT


     THIS AGREEMENT, made this 6th of November, 1996, by and between LifeUSA Funds, Inc., a Minnesota corporation (the "Fund"), for and on behalf of each series of the Fund's shares (each such series is referred to hereinafter as a "Portfolio" or "Portfolios", as appropriate) and LifeUSA Securities, Inc., a Minnesota corporation ("LSI").

     WITNESSETH:

1.   UNDERWRITING SERVICES.

     The Fund on behalf of each Portfolio hereby engages LSI, and LSI hereby agrees to act, as principal underwriter for each Portfolio in connection with the sale and distribution of the shares of each Portfolio of the Fund to the public, either through dealers or otherwise. LSI agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold. The Fund and its Portfolios will include the surname "LifeUSA" in their names and will have the right to use such name for so long as LSI serves as principal underwriter.

        As used herein, "Portfolios" of the Fund is defined as the Series A, Series B, Series C, Series D, Series E and Series F Common Shares of the Fund and any other series which may hereinafter be created by the Fund's Board of Directors.

2.   SALE OF PORTFOLIO SHARES.

     The shares of each Portfolio are to be sold only on the following terms:

     (a) All subscriptions, offers or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify LSI of the rejection of such offer or sale prior to the computation of the net asset value of the applicable Portfolio's shares next following receipt by the Fund of notice of such offer or sale.

     (b) No share of a Portfolio shall be sold by LSI (i) for any amount less than the net asset value of such share, computed as provided in the Bylaws of the Fund, or (ii) for any consideration other than cash, or, pursuant to any exchange privilege provided for by such Portfolio's currently effective Prospectus or Statement of Additional Information, shares of any other investment company for which LSI acts as an underwriter. In addition, except as provided below or in the Portfolio's currently effective Prospectus or Statement of Additional Information, all Portfolio shares that are sold by LSI shall be sold at the applicable public offering price, as hereinafter defined, provided that, in the case of sales of such shares to or through bona fide dealers in securities, LSI may allow, or sell at, a discount from said public offering price to such dealers, which discount shall be no greater than the "sales load" hereinafter referred to.

     (c) The public offering price of Portfolio shares shall be the current net asset value thereof (computed as provided in the Bylaws of the Fund) plus the applicable "sales load" or loading charge, if any, which shall be such percentage of the public offering price, computed to the nearest cent, as may be agreed upon by the Fund and LSI and specifically approved by the Board of Directors of the Fund, provided that no schedule of sales loads shall be effective until set forth in a Portfolio's prospectus meeting the requirements of the Securities Act of 1933. Said sales loads may be graduated on a scale based on the dollar amount of shares sold.

     (d) The front-end sales charge, if any, for any Portfolio may, at the discretion of the Fund and LSI, be increased, reduced or eliminated as permitted by the Investment Company Act of 1940, and the rules and regulations thereunder, as they may be amended from time to time, or as set forth elsewhere in this Agreement, provided that, if necessary, such increase, reduction or elimination shall be set forth in the Prospectus for such Portfolio, and provided that a Portfolio shall in no event receive for any shares sold an amount less than the net asset value thereof.

3.   INVESTMENT OF DIVIDEND AND DISTRIBUTIONS.

     The Fund may extend to its shareholders the right to purchase shares issued by each Portfolio of the Fund at the net asset value thereof with the proceeds of any dividend or capital gain distribution paid or payable by a Portfolio (or any other fund for which LSI serves as underwriter) to its shareholders.

4.   REGISTRATION OF SHARES.

     The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its own expense, the registration or qualification of each Portfolio's shares for sale in such jurisdictions as the Fund may designate. LSI agrees to provide the Fund with any information the Fund may request to satisfy the registration or qualification requirements needed to offer Portfolio shares for sale in each jurisdiction where LSI or any of its agents offers such shares for sale.

5.   INFORMATION TO BE FURNISHED TO LSI.

     The Fund agrees that it will furnish LSI with such information with respect to the affairs and accounts of the Fund (and each Portfolio thereof) as LSI may from time to time reasonably require, and further agrees that LSI, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

6.   ALLOCATION OF EXPENSES.

     During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs and fees incurred by the Fund which are not assumed by LSI or Investment Advisers, Inc. ("Advisers"). LSI agrees to provide, and shall pay costs which it incurs in connection with providing personal services to shareholders (such costs are referred to as "Shareholder Servicing Costs"). Shareholder Servicing Costs include all expenses of LSI incurred in connection with providing administrative or accounting services to shareholders of each Portfolio not otherwise provided by Advisers, including, but not limited to, an allocation of LSI's overhead and payments made to persons, including employees of LSI, who respond to inquiries of shareholders regarding their ownership of Portfolio shares, or who provide other administrative or accounting services. Notwithstanding the foregoing, if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of the NASD Conduct Rules that differs from the definition of Shareholder Servicing Costs in this paragraph, or if the NASD adopts a related definition intended to define the same concept, the definition of Shareholder Servicing Costs in this paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. LSI shall also pay all costs of distributing the shares of each Portfolio ("Distribution Expenses"). Distribution Expenses include, but are not limited to, initial and ongoing sales compensation (in addition to sales loads) paid to registered representatives of LSI and to other broker-dealers and participating financial institutions; expenses incurred in the printing of prospectuses, statements of additional information and reports used for sales purposes; expenses of preparation and distribution of sales literature, expenses of advertising of any type; an allocation of LSI's overhead; payments to and expenses of persons who provide support services in connection with the distribution of Fund shares; and other distribution-related expenses. Advisers, rather than LSI, may bear certain of the expenses referred to in this paragraph, but LSI shall be primarily liable for such expenses until paid.

7.   COMPENSATION TO LSI.

     As compensation for all of its services and its costs assumed under this contract, LSI shall receive the following forms of and amounts of compensation:

     (a) LSI shall be entitled to receive and retain the front-end sales charge (if any) imposed in connection with the sale of Portfolio shares, as set forth in the applicable Portfolio's current Prospectus. Up to the entire amount of the front-end sales charge (if any) with respect to each applicable Portfolio may be reallowed by LSI to broker-dealers and participating financial institutions in connection with their sale of Portfolio shares. The amount of the front-end sales charge (if any) may be retained or deducted by LSI from any sums received by it in payment for shares so sold. If such amount is not deducted by LSI from such payments, such amount shall be paid to LSI by a Portfolio within a reasonable time period after the close of any month during which any such sales were made by LSI and payment therefor received by a Portfolio.

     (b) LSI shall be entitled to receive the following 12b-1 fees, payable under the Plan of Distribution adopted by each Portfolio in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "Plan"):

     (i) The Portfolios: Each Portfolio is obligated to pay LSI a total fee in connection with the distribution-related services and servicing of shareholder accounts. The total fee paid by each Portfolio shall be calculated and payable monthly, at an annual rate of .75% of the value of the respective Portfolio's average daily net assets. All or any portion of such total fee may be payable as a Distribution Fee, and all or any portion of such total fee may be payable as a Shareholder Servicing Fee, as determined from time to time by the Fund's Board of Directors. Until further action by the Board, .50 of 1.00% shall be designated and payable as a Distribution Fee and .25 of 1.00% shall be designated and payable as a Shareholder Servicing Fee.

     (ii) Future Portfolios: Upon the creation of any new series of shares for the Fund, the respective levels of sales charges and 12b-1 fees shall be determined by the Board of Directors of the Fund, subject to any necessary shareholder approval and only in accordance with any applicable rule or rules promulgated by the Securities and Exchange Commission and/or the National Association of Securities Dealers, Inc. All or any portion of the 12b-1 fees referred to in this paragraph may be payable as a Distribution Fee, and all or any portion of such 12b-1 fees may be payable as a Shareholder Servicing Fee, as determined from time to time by the Fund's Board of Directors.

     (iii) Other Information: Average daily net assets shall be computed in accordance with the Prospectus of each applicable Portfolio. Amounts payable to LSI under the Plan may exceed or be less than LSI's actual distribution expenses and shareholder servicing costs. In the event such distribution expenses and/or shareholder servicing expenses exceed amounts payable to LSI under the Plan, LSI shall not be entitled to reimbursement from a Portfolio.

     (c) In each year during which this contract remains in effect, LSI will prepare and furnish to the Board of Directors of the Fund, and the Board will review, on a quarterly basis written reports complying with the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") that set forth the amounts expended under this contract and the Plan and the purposes for which those expenditures were made.

8.   LIMITATION OF LSI'S AUTHORITY.

     LSI shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund. In connection with its role as underwriter of Portfolio shares, LSI shall at all times be deemed an agent of the Fund and shall sell Portfolio shares to purchasers thereof as agent and not as principal.

9.   SUBSCRIPTION FOR SHARES - REFUND FOR CANCELED ORDERS.

     LSI shall effect the subscription of Portfolio shares as agent for the Fund. In the event that an order for the purchase of shares of the Portfolio is placed with LSI by a customer or dealer and subsequently fails or is canceled, LSI, on behalf of such customer or dealer, shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if LSI has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payment the lesser of:

         (a)      the consideration received by the Fund for said shares; or
         (b) the net asset value of such shares at the time of cancellation by LSI.

     If payment for any purchase order is not received in accordance with the terms of the then current Prospectus or if an order for purchase, redemption, transfer or registration of shares is changed or altered, each Portfolio reserves the right, without notice, to cancel the sale, redemption, transfer or registration and to hold LSI responsible for any loss sustained as a result thereof.

10.  LSI'S UNDERTAKINGS.

     No person is authorized to make any representations concerning Portfolio shares except those contained in the then current Prospectus (and/or Statement of Additional Information). LSI shall not sell Portfolio shares pursuant to this Agreement unless the then current Prospectus is furnished to the purchaser prior to the offer and sale. In offering and selling Portfolio shares, LSI shall rely solely on the representations contained in the then current Prospectus (and/or Statement of Additional Information). In offering and selling Portfolio shares and in preparing any supplemental sales literature, LSI shall comply with all applicable state and federal laws and regulations and all applicable rules of the NASD. In the event of the suspension, revocation, cancellation or other impairment of LSI's membership in the NASD or LSI's registration, license, or qualification to sell Portfolio shares under any applicable state or federal law or regulation, LSI shall give the Fund prompt notice of such suspension, revocation, cancellation or other impairment, and LSI's authority shall thereupon terminate as provided in paragraph 16.

11.  REPRESENTATIONS AND AGREEMENTS OF LSI.

     By accepting this Agreement, LSI represents that it: (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (ii) is qualified to act as a dealer in each jurisdiction in which it will offer Portfolio shares; (iii) is a member in good standing of the NASD; (iv) will maintain such registrations, qualifications and memberships throughout the term of this Agreement.

12.  LSI'S EMPLOYEES.

     By accepting this Agreement, LSI assumes full responsibility for the actions and course of conduct of its registered representatives in the solicitation of purchases of Portfolio shares. LSI shall provide thorough and prior training to its registered representatives concerning the selling methods to be used in connection with the offer and sale of Portfolio shares, giving special emphasis to the principles of full and fair disclosure to prospective investors.

13.  FIDELITY BOND AND INDEMNIFICATION BY LSI.

     LSI represents that all directors, officers, partners, employees or registered representatives of LSI who are authorized pursuant to this Agreement to sell Portfolio shares or who have access to monies belonging to the Portfolios are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. The bond shall be maintained by LSI at its own expense. Such bond shall be at least of the form, type and amount required under the NASD Conduct Rules. The Fund may require evidence, satisfactory to it, that such coverage is in force. LSI shall give prompt written notice to the Fund to the extent of the Fund's loss due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, LSI shall promptly pay to the Fund such amount on demand, and LSI hereby indemnifies and holds harmless the Fund from any such deficiency and from the costs of collection thereof, including reasonable attorneys fees.

     LSI also agrees to indemnify and hold harmless the Fund, the Portfolios, and their officers, directors and employees and each person who controls them within the meaning of Section 15 of the Securities Act of 1933 (hereinafter in this paragraph referred to as Defendants) against any and all losses, claims, damages or liabilities, including reasonable attorneys fees, to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any oral or written misrepresentations, any unauthorized action or statement, or any other willful, reckless or negligent violation of any law, regulation, contract or other arrangement by LSI or its officers, directors, employees or agents, or (ii) the failure of LSI or its officers, directors, employees or agents to comply with any applicable provisions of this Agreement provided that this indemnity agreement is subject to the condition that notice be given as provided below. Upon the presentation in writing of any claim or the commencement of any suit against any Defendant in respect of which indemnification may be sought from LSI on account of its agreement contained in the preceding sentence, such Defendant shall with reasonable promptness give notice in writing of such suit to LSI, but failure to so give such notice shall not relieve LSI from any liability that it may have to the Defendants otherwise than on account of this indemnity agreement. LSI shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any such claim or suit with counsel chosen by it and satisfactory to the Defendants who are parties to such suit or against whom such claim is presented. If the Defendant elects to assume the defense and retain such counsel as herein provided, such Defendant shall bear the fees and expenses subsequently incurred of any additional counsel retained by them, except the reasonable costs of investigation and such other costs as are approved by LSI; provided, that if counsel for an indemnified Defendant determines in good faith that there is a conflict which requires separate representation for the indemnified Defendant, the indemnified Defendant shall be entitled to indemnification for the reasonable expenses of one additional counsel and local counsel to the extent provided above. Such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with LSI and its counsel. LSI's obligations under this paragraph shall survive the termination of this Agreement.

14.  FIRST CLAIM ON EARNINGS AND LEGAL PROCEEDINGS.

     In order to secure the full and prompt payment by LSI of any and all indebtedness due from LSI to the Fund, the Fund will have a first security interest in and lien on any compensation due at any time to LSI from the Fund under this Agreement. This means that the Fund, as and when it elects, may withhold payment to LSI of all or any part of LSI's compensation, and such withheld amounts will be applied to the reduction of any debt owed by LSI to the Fund. Release of any part of LSI's compensation while a debt is owed by LSI to the Fund will not constitute a waiver of the Fund's first security interest in LSI's compensation. The Fund's claim to LSI's compensation takes precedence over claims of LSI's other creditors to the full extent permitted by applicable law. LSI has no right to commence any legal proceedings on behalf of or in the name of the Fund.

15.  FREEDOM TO DEAL WITH THIRD PARTIES.

     LSI shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

16.  EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

     (a) This Agreement shall be effective as to the Fund and each Portfolio thereof on November 6, 1996. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or with respect to a particular Portfolio by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, and (b) by a majority of the directors who are not interested persons of LSI or of the Fund, cast in person at a meeting called for the purpose of voting on such approval; provided that, if a majority of the outstanding voting securities of any of the Portfolios approves this Agreement, this Agreement shall continue in effect with respect to such approving Portfolio whether or not the shareholders of any other Portfolio of the Fund approve this Agreement.

     (b) This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by LSI, upon sixty
(60) days' written notice to the other party. This Agreement may be terminated with respect to a particular Portfolio at any time without the payment of any penalty by the vote of the holders of a majority of the outstanding voting securities of such Portfolio, upon sixty (60) days' written notice to LSI.

     (c) This Agreement shall automatically terminate in the event of its "assignment" (as defined by the provisions of the 1940 Act).

     (d) This Agreement shall automatically terminate in the event of the suspension, revocation, cancellation, or other impairment of LSI's membership in the NASD or LSI's registration, license or qualification to sell shares of the Portfolios under any applicable state or federal law or regulation.

     (e) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Portfolio or the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is less.

17.  AMENDMENTS TO AGREEMENT.

     No material amendment to this Agreement shall be effective until approved by a vote of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. Additionally, no amendment to this Agreement that materially increases the distribution fee and/or shareholder servicing fee payable by any Portfolio hereunder shall be effective until any necessary amendment to the applicable Rule 12b-1 Plan has been approved by a vote of the holders of a majority of the outstanding voting securities of the applicable Portfolio and approved by the Fund's Board of Directors as required under Rule 12b-1 under the Investment Company Act of 1940.

18.  NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN WITNESS WHEREOF, the Fund and LSI have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

LIFEUSA FUNDS, INC.                         LIFEUSA SECURITIES, INC.

By:    /s/ Richard E. Struthers             By: /s/Bardea C. Huppert

       Its President                         Its: Sr. Vice President
                                                  Chief Operating Officer